Exhibit 10.2

April 28, 2021

Jeremy Whitaker, CFO
Lantronix, Inc.
7535 Irvine Center Drive, Suite 100
Irvine, CA 92618

Jeremy:

You have advised SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership (“SVB Capital”) that Lantronix, Inc. (“you” OR “Lantronix”) intends to acquire (i) all of the issued and outstanding shares of Transition Networks, Inc., a Minnesota corporation (“TNI”), which consists of 2,940,000 shares of common stock (the “TNI Shares”) and (ii) the entire issued and to be issued share capital of Transition Networks Europe Limited, a private limited company incorporated in England and Wales (“TN Europe” and, together with TNI, the “Companies”), which consists of one (1) ordinary share of nominal value £1.00 (the “TN Europe Share” and, together with the TNI Shares, the “Purchased Securities”), from Communications Systems, Inc., a Minnesota corporation (“Seller”) for $25,000,000 in cash (subject to adjustment as provided in the definitive agreement to effect the Acquisition plus earnout payments of up to $7,000,000, payable in cash) (the “Acquisition”). After giving effect to the Acquisition, Lantronix will directly own all of the equity interests in the Companies.

You have also advised SVB Capital that you intend to (i) refinance all existing indebtedness of Lantronix and Lantronix Holding Company, a Delaware corporation (“Holdings”), owing to Silicon Valley Bank (the “Refinancing”), and (ii) finance the Acquisition, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of Lantronix, the Companies and their subsidiaries after consummation of the Acquisition, from, among others, the following sources: (a) up to $20,000,000 in senior secured credit facilities (the “Senior Credit Facilities”) comprised of (i) a term loan facility in an aggregate principal amount equal to $17,500,000 and (ii) a revolving credit facility of up to $2,500,000, and (b) a $12,000,000 junior secured credit facility (the “Junior Credit Facility”). The Acquisition, the Refinancing, the entering into and funding of the Senior Credit Facilities and the Junior Credit Facility and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, SVB Capital is pleased to advise you of its commitment to provide the full principal amount of the Junior Credit Facility all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). You hereby agree that, effective on the date (such date, the “Exclusivity Date”) that SVB Capital confirms in writing to you that SVB Capital is signed off on the quality of earnings report provided by you in accordance with clause (v) of the “Conditions Precedent to Closing” section of the Summary of Terms, through the earliest to occur of (1) the Closing Date (as defined below), (2) August 31, 2021, and (3) termination by SVB Capital of this Commitment Letter (the period from the Exclusivity Date through the date of the earliest to occur of (1), (2) and (3), the “Exclusivity Period”), you and your affiliates shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Junior Credit Facility or any other debt financing similar to or as a replacement of any component of the Junior Credit Facility and that you shall not solicit any competing offering, placement or arrangement of any debt securities or debt financing (or any equity financing with debt-like features) by or on behalf of you, your affiliates or the Companies; provided that the foregoing shall not restrict (A) negotiation or closing of the Senior Term Debt or the Revolving Credit Facility, (B) receiving unsolicited proposals but not engaging in any substantive response thereto, (C) any equity financing (other than equity financing with debt-like features), or (D) any of the foregoing so long as the Break-Up Fee is paid as required under the terms of the Fee Letter.

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The commitment of SVB Capital hereunder and the undertaking of SVB Capital to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to SVB Capital in its good faith credit judgment: (a) the accuracy and completeness of all representations that you and your affiliates make to SVB Capital and your compliance with the terms of this Commitment Letter (including the Summary of Terms); (b) the negotiation, execution and delivery of definitive documentation for the Junior Credit Facility (the “Junior Credit Facility Documentation”) which shall contain representations and warranties, affirmative and negative covenants and financial covenants that are consistent with the terms and conditions of the Second Amended and Restated Loan and Security Agreement dated as of November 12, 2019, by and among Silicon Valley Bank, Lantronix, Holdings, and each of the other parties party thereto, as amended from time to time, with changes and modifications (i) that reflect the terms of this Commitment Letter and the Summary of Terms, (ii) as are reasonably necessary, in SVB Capital’s reasonable discretion, to take into account the operational requirements and the specific nature of the businesses of Lantronix, Holdings, the Company and their respective Subsidiaries in light of their capitalization, size, business, industry and practices, (iii) that take into account then prevailing market conditions as reasonably determined by SVB Capital, (iv) as are necessary to take into account the Projections (as defined below), and (v) to cure any mistakes or defects (collectively, the “Documentation Principles”); and (d) no change, occurrence or development shall have occurred or become known to SVB Capital that has had or could reasonably be expected to result in a Material Adverse Change (as defined in the Summary of Terms).

You represent, warrant and covenant that (to your knowledge, solely with respect to the Seller, the Companies and any of their subsidiaries) (a) all financial projections concerning Holdings, Lantronix and their subsidiaries that have been or are hereafter made available to SVB Capital by you or any of your representatives (or on your or their behalf) or by the Seller, the Companies or any of their subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by SVB Capital that such Projections and other forward-looking information are predictions as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections and other forward-looking information may differ significantly from the projected results, and that such differences may be material) and (b) all information, other than Projections, which has been or is hereafter made available to SVB Capital by you or any of your representatives (or on your or their behalf) or by Holdings, Lantronix, the Companies or any of their subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further supplemental information from time to time until the date of the initial borrowing under the Junior Credit Facility (the “Closing Date”) and, if requested by us, for a reasonable period thereafter. In issuing this commitment and in providing the Junior Credit Facility, SVB Capital is and will be using and relying on such information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse SVB Capital from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of DLA Piper LLP (US) and Perkins Coie LLP, as counsel to SVB Capital, and of special and local counsel to SVB Capital (if any) and (b) due diligence expenses) incurred in connection with the Junior Credit Facility and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby.

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Whether or not the Junior Credit Facility closes, you agree to indemnify and hold harmless SVB Capital and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Junior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, neither you, nor the Seller, the Companies or any of your and their affiliates shall be liable for any special, consequential or punitive damages (whether direct or indirect, in contract or tort or otherwise) to the Indemnified Parties arising out of, related to or in connection with, this Commitment Letter, the Fee Letter or any aspect of the Transactions; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, consequential or punitive damages are included in any third party claim with respect to which such Indemnified Party is entitled to indemnification hereunder.

This Commitment Letter and the fee letter between you and SVB Capital of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your board of directors, officers, accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (except as specified in clause (a) below) (a) on a confidential basis to the board of directors, officers, agents and advisors of Seller in connection with its consideration of the Transaction; provided that the Fee Letter may only be shared under this clause (a) to the extent it is redacted in a customary manner acceptable to SVB Capital, (b) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, if applicable, (c) as may be required by applicable law (in which case you agree to promptly inform SVB Capital, in advance, to the extent permitted by law), and (d) as otherwise permitted by SVB Capital in its sole discretion. SVB Capital hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and other “know your customer” and similar laws and regulations, it is required to obtain, verify and record information that identifies you and your beneficial owners, which information includes your name and address and other information that will allow SVB Capital to identify you and your beneficial owners in accordance with the Act.

You acknowledge that SVB Capital or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. SVB Capital agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you, the Companies and your and their respective affiliates with the same degree of care as it treats its own confidential information. In connection with the services and transactions contemplated hereby, you agree that SVB Capital is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning Lantronix or any of your affiliates that is or may come into the possession of SVB Capital or any of such affiliates and use commercially reasonable efforts to cause the Companies and their affiliates to permit the same.

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In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the services described herein regarding the Junior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and SVB Capital, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) SVB Capital has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) SVB Capital nor its affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) SVB Capital and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and SVB Capital and its affiliates have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against SVB Capital with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Junior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of SVB Capital hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Junior Credit Facility Documentation to the extent covered thereby upon the initial funding thereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, email or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of California. Each of you and SVB Capital hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of SVB Capital in the negotiation, performance or enforcement hereof (collectively, an “Action”). IF ANY ACTION IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO AND EACH PARTY HERETO DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

The commitments and undertakings of SVB Capital may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis after SVB Capital has provided written notice describing such failure and it has not been cured within three (3) business days after the date of your receipt of such notice.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among SVB Capital, Lantronix, and their affiliates with respect to the Junior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of SVB Capital and the undertaking of SVB Capital hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties. No party has been authorized by SVB Capital to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of SVB Capital hereunder will expire at 5:00 p.m. (Pacific time) on April 29, 2021 unless you execute this Commitment Letter and return it to us prior to that time, whereupon this Commitment Letter (including the Summary of Terms) shall become a binding agreement. Thereafter, all commitments and undertakings of SVB Capital hereunder will expire on the earliest of (a) August 31, 2021 unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Junior Credit Facility, (c) the acceptance by Seller or any of its affiliates of an offer for the Purchased Securities other than as part of the Transaction, and (d) the date on which you notify SVB Capital in writing that you are no longer pursuing the Transaction and are terminating the commitments of SVB Capital hereunder.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

SILICON INNOVATION CREDIT FUND VIII, L.P.
By: SVB Innovation Credit Partners VIII, LLC, a
Delaware limited liability company, its General Partner

By:	/s/ J.P. Michael
Name: J.P. Michael
Title: Senior Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

LANTRONIX, INC.

By:	/s/ Jeremy Whitaker
Name: Jeremy Whitaker
Title: Chief Financial Officer

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EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

LANTRONIX, INC.

$12,000,000 JUNIOR CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

EXISTING BORROWERS:
Lantronix, Inc.
Lantronix Holding Company
Lantronix Canada, ULC
Intrynsic Software (USA), Inc.
Lantronix Technologies Canada (Taiwan) Ltd.

NEW BORROWER:	Transition Networks, Inc. and Transition Networks Europe (together with Existing Borrowers, each individually and collectively, jointly and severally, “Borrower”)

LENDER:	SVB Innovation Credit Fund VIII, L.P.

FACILITY:	$12,000,000 junior secured credit acquisition term loan facility (the “Acquisition Term Loan” or the “Junior Credit Facility”).

PURPOSE:	To (i) finance the acquisition of Transition Networks, Inc. and Transition Networks Europe Limited (including fees and expenses incurred in connection with the related transactions) and (ii) provide for working capital and general corporate purposes.

MATURITY:	The first day of the month that is 54 months from the Closing Date

AVAILABILITY:	The Acquisition Term Loan will be fully drawn on the Closing Date.

REPAYMENT:	At all times prior to the date on which the Senior Term Debt (as defined herein) is repaid in full: Interest quarterly, principal due at maturity.

At all times after the date on which the Senior Term Debt is repaid in full: Interest and principal payments are due quarterly based on the following amortization schedule:

•	Interest plus quarterly principal payments of 2.5% of the Acquisition Term Loan beginning on the first day of the first fiscal quarter beginning after the date on which the Senior Term Debt is repaid in full.
•	Interest plus principal payment of outstanding Acquisition Term Loan on the Maturity Date.

“Senior Term Debt” means that certain acquisition term loan made by Silicon Valley Bank to Borrower on or about the Closing Date in a principal amount equal to $17,500,000.

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PREPAYMENT:	The full outstanding principal amount of the Acquisition Term Loan may be prepaid at any time without premium or penalty (no partial prepayments).

INTEREST & FEES:	30-day LIBOR plus 9% (floating) subject to a LIBOR floor of 1.00%.

FACILITY FEE:	$240,000, paid on the date of the Commitment Letter and fully earned on the date of the Commitment Letter

BREAK-UP FE:	$240,000 payable on the date (if any) during the Exclusivity Period that (a) you decide not to continue pursuing the Transaction, (b) you either (i) notify SVB Capital of your intent to obtain financing, or (ii) obtain financing, in each case for the Junior Credit Facility (or any replacement facility) from a person other than SVB Capital, or (c) you terminate the commitments of SVB Capital under the Commitment Letter

ADMINISTRATION
FEE:	$25,000 per annum

WARRANT:	On the Closing Date, Borrower will grant SVB Capital a warrant to purchase common shares of Lantronix, Inc. equal to the quotient of (i) $600,000, divided by (ii) the Strike Price, in substantially the form of Annex I attached hereto.

The “Strike Price” shall be the lower of (a) the price per share of common stock of Lantronix, Inc. at the time of closing of the stock markets on the day prior to the Closing Date, or (b) the trailing 10-day trading average determined as of the date on which this Commitment Letter is executed.

COLLATERAL:	SVB Capital will have a perfected security interest in substantially all assets of Borrower, including intellectual property, subject to the Documentation Principles. The Collateral will also include a stock pledge equal to 65% of the shares of material foreign subsidiaries that are not borrowers or guarantors.

REPRESENTATIONS AND

WARRANTIES:
Subject to the Documentation Principles, usual and customary for transactions of this type, including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Change; (vi) no material litigation (other than certain disclosed litigation), and no adverse change in the status, or the reasonably anticipated financial effect on Borrower and its subsidiaries, of such disclosed litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) no casualty; (xxi) labor matters; and (xxii) collateral documents.

COVENANTS:	Subject to the Documentation Principles, those affirmative, negative and financial covenants (applicable to Borrower and its subsidiaries) customarily found in transactions of this type, including, without limitation, the following:

(a)	Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts, including those set forth under the title “Financial Reporting” below; (ii) delivery of certificates and other information; (iii) delivery of notices; (iv) payment of governmental obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) preparation of environmental reports; (xv) further assurances; and (xvi) maintenance of accounts.

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(b)	Negative Covenants - Restrictions on (i) liens (with specific carveouts for Permitted Liens); (ii) indebtedness, (including guarantees and other contingent obligations but with specific carve outs for Permitted Indebtedness); (iii) investments (including loans and advances); (iv) mergers and certain other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) prepayments of subordinated indebtedness; and (xii) modification or termination of documents related to the Transaction or certain indebtedness; in each case with such exceptions as may be agreed upon in the loan documentation.

(c)	Financial Covenants. The financial covenants will be the following:

1.	Maximum Gross Senior Leverage Ratio. Measured as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2021, a maximum Gross Senior Leverage Ratio of (i) 4.25 to 1.0 for each calendar quarter ending June 30, 2021 through and including March 31, 2022, (ii) 3.75 to 1.0 for each calendar quarter ending June 30, 2022 through and including March 31, 2023, and (iii) 3.50 to 1.0 for the calendar quarter ending June 30, 2023 and each calendar quarter ending thereafter.

a.	“Gross Senior Leverage Ratio” means a ratio of (a) all of Borrowers’ consolidated indebtedness (including, but not limited to all amounts owing to Silicon Valley Bank and SVB Capital) to (b) Borrower’s and its Subsidiaries’ consolidated trailing 12 month Adjusted EBITDA. “Adjusted EBITDA” is defined as EBITDA, plus other non-cash share-based compensation expense, plus acquisition-related costs, restructuring charges and lease exit costs incurred in connection with the Acquisition in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) and other expenses to be agreed upon by Borrower and SVB Capital including pro forma cost savings capped at 60% of EBITDA, minus capitalized software development. “EBITDA” shall mean (i) net income, plus (ii) interest expense, plus (iii) to the extent deducted in the calculation of net income, depreciation expense and amortization expense, plus (iv) tax expense.

2.	Minimum Fixed Charge Coverage Ratio. Measured as of the last day of each calendar quarter beginning with the calendar quarter ending June 30, 2021, a minimum Fixed Charge Coverage Ratio of no less than 1.10 to 1.00.

a.	The Fixed Charge Coverage Ratio is defined as the quotient of (i) trailing 12 month Adjusted EBITDA minus (a) unfinanced capital expenditures, (b) capitalized software, (c) cash taxes and (d) dividends, divided by (ii) the sum of interest expense and scheduled principal payments for the same period. [1]

3.	Minimum Liquidity. Measured as of the last day of each month, a balance of unrestricted cash and Cash Equivalents at Silicon Valley Bank and Silicon Valley Bank’s Affiliates (subject to one or more control agreements in favor of SVB Capital) plus availability on the Revolving Credit Facility in an aggregate amount equal to at least Three Million Dollars ($3,000,000).

“Revolving Credit Facility” means that certain line of credit provided by Silicon Valley Bank to Borrower in an aggregate amount not to exceed $2,500,000.

____________________

1 Interest payments and principal shall be annualized for the first 12 months post-closing, or until there are four quarters of interest payments included in the calculation.

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PERMITTED
ACQUISITIONS:
Borrower may make acquisitions of other business that satisfy the following criteria: (A) SVB Capital shall receive at least ten (10) business days’ prior written notice of each such acquisition, which notice shall include a reasonably detailed description of such acquisition, and such other financial information, financial analysis, documentation or other information relating to such acquisition as SVB Capital shall reasonably request, including a certificate certifying that all requirements set forth herein have been met; (B) no event of default under the loan agreement has occurred and is continuing or would exist after giving effect to each such acquisition, and Borrower shall demonstrate compliance, both before and after (on a pro forma basis) giving effect to such acquisition, with the terms of the loan agreement (including without limitation, compliance with the financial covenants) and including a Gross Senior Leverage Ratio of at least 0.25:1.00 below the then required level (as set forth above) on a pro forma basis; (C) such acquisition shall only involve assets comprising a business, or those assets of a business, in substantially the same business or lines of business in which Borrower is engaged; (D) all acquisitions must be non-hostile in nature and accretive on a consolidated basis; (E) such transaction shall be consensual and shall have been approved by the target’s governing board; (F) all transactions in connection therewith shall be consummated in accordance with applicable law; (G) any seller note or other indebtedness shall be fully subordinated to SVB Capital and the earnout payments shall be unsecured; (H) the entity or assets acquired in such acquisition shall not be subject to any lien other than permitted liens; (I) if the target is not merged with and into Borrower then, within twenty (20) days following the consummation of such acquisition, Borrower and the target shall have executed such documents and taken such actions as may be required under to join such entity as a credit party under the loan agreement.

FINANCIAL

REPORTING:	Borrower to provide the following:

1)	Company-prepared consolidated financial statements (Income Statement, Balance Sheet, and Statement of Cash Flows), no later than 30 days from quarter-end;
2)	Compliance Certificate no later than 30 days from month end;
3)	Annual Audited Financial Statements no later than 120 days from fiscal year-end;
4)	Annual financial projections (Income Statement, Balance Sheet, Cash Flow) no later than 60 days from the beginning of each fiscal year.
5)	Other information as may be reasonably required by SVB.

CONDITIONS PRECEDENT
TO CLOSING:	The closing and the initial extension of credit under the Junior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate in its good faith business judgment) by SVB Capital for debt financings generally and for this transaction in particular, including, but not limited to, the following (provided that it is understood that business diligence shall be limited in scope to the item described in (v) below):

(i)	The negotiation, execution and delivery of the Junior Credit Facility Documents reasonably satisfactory to SVB Capital subject to the Documentation Principles and the delivery of definitive documentation for the Senior Credit Facilities.

(ii)	All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid; and any landlord waivers and access letters requested by the SVB Capital with respect Borrower and its subsidiaries shall have been obtained. SVB Capital shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Borrower and its subsidiaries; and SVB shall have received endorsements naming SVB Capital as an additional insured or lender’s loss payable, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming the Collateral.

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(iii)	SVB Capital shall have received (A) satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Junior Credit Facility) and of appropriate local counsel and such corporate resolutions, certificates and other documents as SVB Capital shall reasonably require and (B) satisfactory evidence that SVB Capital shall have a valid and perfected lien and security interest in the Collateral.

(iv)	SVB Capital shall have received pro forma consolidated financial statements as to Borrower and its subsidiaries giving effect to all elements of the Transaction to be effected on or before the Closing Date, and forecasts prepared by management of Borrower each in form consistent with those delivered to SVB Capital under its existing credit facility with Lantronix, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Junior Credit Facility.

(v)	SVB Capital shall have received a quality of earnings report (covering the prior 2 calendar years) from the Companies, Borrower and its subsidiaries in form and substance satisfactory to SVB Capital in its sole discretion.

(vii)	The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be (i) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Information and (ii) as set forth in the Securities Purchase Agreement by and between Lantronix and Seller delivered to SVB Capital and approved by SVB Capital on April 28, 2021, as subsequently modified with the prior written consent of SVB (“Acquisition Agreement”).[2]

(viii)	All accrued fees and expenses of SVB Capital (including the fees and expenses of counsel shall have been paid.

Notwithstanding the foregoing, a reasonable post-closing period (which shall not exceed forty-five (45) days after the Closing Date) shall be permitted to, solely with respect to the Companies and their subsidiaries), (a) execute and deliver any Junior Credit Facility Documents governed by the law of any jurisdiction other than the United States or United Kingdom, (b) make or obtain any filings or recordations in any jurisdiction other than the United States or the United Kingdom, (c) obtain any consents, waivers or access agreements from any third party that is not controlled by the Companies or their affiliates, including landlord waivers, bailee letters, and control agreements, (d) deliver a stock or equivalent certificate (in each case, solely to the extent such capital stock or equity interests are certificated) of the Companies or their subsidiaries required to be pledged, but only to the extent not received by Lantronix prior to the Closing Date after use of commercially reasonable efforts to do so, and (e) such other actions or documentation with respect to immaterial assets of the Companies and their subsidiaries.

CONDITIONS PRECEDENT,
TO ALL OF EXTENSIONS
OF CREDIT:	Each extension of credit under the Junior Credit Facility will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit; (ii) no event of default under the Junior Credit Facility or incipient default shall have occurred and be continuing or would result from such extension of credit; (iii) no Material Adverse Change shall have occurred and (iv) in the case of any extension of credit under the Revolving Line, the aggregate principal amount of all loans outstanding under the Revolving Line on such date, after giving effect to the applicable borrowing, shall not exceed the Availability Amount on such date.

SUBORDINATION:	All loans due to officers, directors, current or former shareholders and other lien holders will be subordinated to Borrower’s obligations owing to SVB Capital in form and substance that is satisfactory to SVB Capital in its sole discretion.

The Acquisition Term Loan will rank junior in priority only to the Senior Term Debt and the Revolving Credit Facility, but will be senior to all other debt for borrowed money and equity of Borrower.

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EVENTS OF

DEFAULT:	Subject to the Documentation Principles, usual and customary in transactions of this type, including, without limitation, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) actual or asserted invalidity or impairment of any loan documentation; and (ix) a Material Adverse Change occurs (“Material Adverse Change” means (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

BANKING

RELATIONSHIP:	Borrower and each Subsidiary will maintain their domestic operating accounts (including all collections accounts) and excess cash with Silicon Valley Bank or its affiliates. In addition, Borrower to conduct all other primary banking with Silicon Valley Bank for services such as letters of credit and business credit cards. Notwithstanding the foregoing, SVB Capital and Lantronix shall agree to a reasonable post-closing period (which shall not exceed forty-five (45) days after the Closing Date) for implementation of the foregoing with respect to the Companies and their subsidiaries.

All loan payments and monies due will be made via auto-debit from Borrower’s account at Silicon Valley Bank.

EXPENSES:	Borrower shall pay SVB Capital’s legal and other out-of-pocket expenses in connection with originating the Facility, which shall be executed under a standard loan and security agreement.

GOOD FAITH

DEPOSIT:	A deposit of $120,000 is required by SVB Capital to initiate the due diligence process. This deposit is refundable if the transaction is not approved by SVB Capital as proposed or on other terms acceptable to Borrower and SVB Capital. Should the transaction be approved, the deposit will be applied to SVB Capital’s expenses, with any remainder applied to the Loan Fees. If, subsequent to SVB Capital’s approval, Borrower fails to execute final loan documents with SVB Capital, the deposit shall be retained by SVB Capital.

INDEMNIFICATION:	Borrower and each guarantor will indemnify and hold harmless SVB Capital and its affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Junior Credit Facility, any other aspect of the Transaction, Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

ASSIGNMENT:	SVB Capital may elect to participate or assign a portion of the Junior Credit Facility to other lenders. If SVB Capital allocates a portion of the Warrant to any other lender or participant, SVB Capital shall notify Borrower of such allocation.

GOVERNING LAW:	State of California.

COUNSEL TO SVB
CAPITAL:	DLA PIPER LLP (US) and PERKINS COIE LLP.

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ANNEX I

Form of Warrant to Purchase Stock

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 6.3 AND 6.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

This WARRANT TO PURCHASE STOCK (as amended and in effect from time to time, this “Warrant”) is issued as of the issue date set forth on Schedule I hereto (the “Issue Date”) by the company set forth on Schedule I hereto (the “Company”) to SVB INNOVATION CREDIT FUND VIII, L.P., a Delaware limited partnership, in connection with that certain [Loan and Security Agreement] of even date herewith between them (as amended and/or modified and in effect from time to time, the “Loan Agreement”). The parties agree as follows:

SCHEDULE I. WARRANT PROVISIONS.

Warrant Section	Warrant Provision
Recitals – “Issue Date”	__________.
Recitals – “Company”	Lantronix, Inc., a Delaware corporation.
1.1 – “Class”	Common Stock, $___ par value per share.
1.1 – “Exercise Price”	$___ per Share.[1]
1.2 – “Shares”	[$600,000/the Exercise Price]
6.1(a) – “Expiration Date”	__________.[2]

SECTION 1.             RIGHT TO PURCHASE SHARES.

1.1.              Grant of Right. For good and valuable consideration, the Company hereby grants to SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) the right, and Holder is entitled, to purchase from the Company up to the number of fully paid and non-assessable shares (as determined pursuant to Section 1.2 below) of the class set forth on Schedule I hereto (the “Class”), at a purchase price per Share set forth on Schedule I hereto (the “Exercise Price”), subject to the provisions and upon the terms and conditions set forth in this Warrant.

______________________

1 A price per share equal to the lower of (a) the price per share of common stock of Lantronix, Inc. at the time of closing of the stock markets on the day prior to the Issue Date, or (b) the trailing 10-day trading average price per share of common stock of Lantronix, Inc. determined as of [April __, 2021].

2 12 years from the Issue Date.

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1.2.              Number of Shares. This Warrant shall be exercisable for the number of shares of the Class as set forth on Schedule I hereto as may be adjusted from time to time in accordance with the provisions of this Warrant, the “Shares”).

1.3.              Intentionally Omitted.

1.4.              Intentionally Omitted.

SECTION 2.             EXERCISE.

2.1.              Method of Exercise. Holder may exercise this Warrant in whole or in part at any time and from time to time prior to the expiration or earlier termination of this Warrant, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 2.2 below, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Exercise Price for the Shares being purchased. Notwithstanding any contrary provision herein, to the extent that the original of this Warrant is an electronic original, in no event shall an original ink-signed paper copy of this Warrant be required for any exercise of a Holder’s rights hereunder, nor shall this Warrant or any physical copy hereof be required to be physically surrendered at the time of any exercise hereof.

2.2.              Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Exercise Price in the manner specified in Section 2.1 above, Holder may elect to surrender to the Company Shares having an aggregate value equal to the aggregate Exercise Price. If Holder makes such election, the Company shall issue to Holder such number of fully paid and non-assessable Shares determined by the following formula:

X = Y(A-B)/A

where:

X =       the number of Shares to be issued to Holder;

Y =       the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Exercise Price);

A =       the fair market value (as determined pursuant to Section 2.3 below) of one Share; and

B =       the Exercise Price.

2.3.              Fair Market Value. If shares of the Company’s common stock are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If shares of the Company’s common stock are not then traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share of the Class in its reasonable good faith judgment.

2.4.              Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Sections 2.1 or 2.2 above, the Company shall deliver to Holder a certificate (or, in the case of uncertificated securities, provide notice of book entry) representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired (or surrendered in payment of the aggregate Exercise Price).

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2.5.              Replacement of Warrant.

(a)                 Paper Original Warrant. To the extent that the original of this Warrant is a paper original, on receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

(b)                Electronic Original Warrant. To the extent that the original of this Warrant is an electronic original, if at any time this Warrant is rejected by any person (including, but not limited to, paying or escrow agents) or any such person fails to comply with the terms of this Warrant based on this Warrant being presented to such person as an electronic record or a printout hereof, or any signature hereto being in electronic form, the Company shall, promptly upon Holder’s request and without indemnity, execute and deliver to Holder, in lieu of electronic original versions of this Warrant, a new warrant of like tenor and amount in paper form with original ink signatures.

2.6.              Treatment of Warrant Upon Acquisition of Company.

(a)                 Acquisition. “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s or the ultimate parent company of the surviving entity if the surviving entity if not the ultimate parent company) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. For the avoidance of doubt, “Acquisition” shall not include any sale and issuance by the Company of shares of its capital stock or of securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more investors for cash in a transaction or series of related transactions the primary purpose of which is a bona fide equity financing of the Company.

(b)                Treatment of Warrant in Cash/Public Acquisition. In the event of an Acquisition in which the consideration to be received by the holders of the outstanding shares of the Class (in their capacity as such) consists solely of cash, solely of Marketable Securities (as hereinafter defined) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 2.3 above would be greater than the Exercise Price in effect as of immediately prior to the closing of such Cash/Public Acquisition, and Holder has not previously exercised this Warrant in full, then, in lieu of Holder’s exercise of the unexercised portion of this Warrant, this Warrant shall, as of immediately prior to such closing (but subject to the occurrence thereof) automatically cease to represent the right to purchase Shares and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Acquisition on and in respect of all Shares for which this Warrant was exercisable as of immediately prior to the closing thereof, net of the aggregate Exercise Price therefor, as if such Shares had been issued and outstanding to Holder as of immediately prior to such closing, as and when such consideration is paid to the holders of the outstanding shares of the Class. In the event of a Cash/Public Acquisition in which the fair market value of one Share as determined in accordance with Section 2.3 above would be equal to or less than the Exercise Price in effect as of immediately prior to the closing of such Cash/Public Acquisition, then this Warrant will automatically and without further action of any party terminate as of immediately prior to such closing.

(c)                 Treatment of Warrant in non-Cash/Public Acquisition. Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume this Warrant and the Company’s obligations hereunder, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant.

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(d)                Marketable Securities. “Marketable Securities” means securities meeting all of the following requirements (determined as of immediately prior to the closing of the Acquisition): (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition. Notwithstanding the foregoing provisions of this Section 2.6(d), securities held in escrow or subject to holdback to cover indemnification-related claims shall be deemed to be Marketable Securities if they would otherwise be Marketable Securities but for the fact that they are held in escrow or subject to holdback to cover indemnification-related claims.

SECTION 3.             CERTAIN ADJUSTMENTS TO THE SHARES, CLASS AND EXERCISE PRICE.

3.1.              Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in additional shares of the Class (including fractional shares) or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased, even if such number would include fractional shares, and the Exercise Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased, even if such number would include fractional shares.

3.2.              Reclassification, Exchange, Combination or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, “Class” shall mean such securities and this Warrant will be exercisable for the number of such securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such event, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 3.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

3.3.              Adjustment to Exercise Price on Cash Dividend. In the event that the Company at any time or from time to time prior to the exercise in full of this Warrant pays any cash dividend on the outstanding shares of the Class or makes any cash distribution on or in respect of all outstanding shares of the Class (other than a distribution of cash proceeds received by the Company in connection with an Acquisition described in Section 2.6(a)(i) above), then on and as of the date of each such dividend payment and/or distribution, the Exercise Price shall be reduced by an amount equal to the amount paid or distributed upon or in respect of each outstanding share of the Class; provided that in no event shall the Exercise Price be reduced below the then-par value, if any, of a share of the Class.

3.4.              No Fractional Share. No fractional Share shall be issued upon exercise of this Warrant, and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash an amount equal to (a) such fractional interest, multiplied by (b)(i) the fair market value (as determined in accordance with Section 2.3 above) of a full Share, less (ii) the then-effective Exercise Price (the “Fractional Share Value”), unless Holder otherwise elects, in its sole discretion, to waive such payment. Notwithstanding any contrary provision herein, if this Warrant becomes exercisable for a fractional Share interest at any time or from time to time prior to the exercise in full of this Warrant, and the Company eliminates such fractional Share interest prior to any exercise of this Warrant, then the then-effective Exercise Price shall be reduced by an amount equal to the Fractional Share Value, unless Holder otherwise elects, in its sole discretion, to waive such reduction.

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3.5.              Certificate as to Adjustments. Within a reasonable time following each adjustment of the Exercise Price, Class and/or number of Shares pursuant to the terms of this Warrant, the Company, at its expense, shall deliver a certificate of its Chief Financial Officer or other authorized officer to Holder setting forth the adjustments to the Exercise Price, Class and/or number of Shares and the facts upon which such adjustments are based. The Company shall, at any time and from time to time within a reasonable time following Holder’s written request and at the Company’s expense, furnish Holder with a certificate of its Chief Financial Officer or other authorized officer setting forth the then-current Exercise Price, Class and number of Shares and the computations or other determinations thereof.

SECTION 4.             REPRESENTATIONS AND COVENANTS OF THE COMPANY.

4.1.              Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a)                 Intentionally Omitted.

(b)                Intentionally Omitted.

(c)                 All Shares which may be issued upon the exercise of this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under the Company’s Certificate of Incorporation or Bylaws, each as amended and in effect from time to time (the “Charter Documents”), any stockholder agreement (to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 below) or applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class and other securities as will be sufficient to permit the exercise in full of this Warrant.

(d)                Intentionally Omitted.

4.2.              Notice of Certain Events. If the Company proposes at any time to:

(a)                 declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, stock or other securities or property and whether or not a regular cash dividend;

(b)                effect any redemption, reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class on a pro rata basis; or

(c)                 effect an Acquisition, or to liquidate, dissolve or wind up the Company;

then, in connection with each such event, the Company shall give Holder (pursuant to Section 6.5 below):

(1)	in the case of the matters referred to in (a) above, at least seven (7) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any;

(2)	in the case of the matters referred to in (b) and (c) above, at least seven (7) Business Days prior written notice of the date when the same shall take effect (and specifying, in the Company’s good faith estimate, the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice); and

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4.3.              Certain Company Information. The Company will provide such information requested by Holder from time to time, within a reasonable time following each such request, that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

SECTION 5.             REPRESENTATIONS AND COVENANTS OF HOLDER.

Holder represents and warrants to, and agrees with, the Company as follows:

5.1.              Investment Representations.

(a)                 Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise hereof are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

(b)                Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

(c)                 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities for an indefinite period of time, and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(d)                Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(e)                 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act or registered or qualified under the securities laws of any state, and are issued in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that the Company is under no obligation to so register or qualify this Warrant, the Shares or such other securities. Holder understands that this Warrant and the Shares issued upon any exercise hereof are “restricted securities” under applicable federal and state securities laws and must be held indefinitely unless subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless exemptions from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

5.2.              No Stockholder Rights. Without limiting any provision of this Warrant, Holder agrees that as a Holder of this Warrant it will not have any rights (including, but not limited to, voting rights) as a stockholder of the Company with respect to the Shares issuable hereunder unless and until the exercise of this Warrant and then only with respect to the Shares issued on such exercise.

5.3.              Intentionally Omitted.

5.4.              Intentionally Omitted.

5.5.              Confidential Information. Holder agrees to treat and hold all information provided by the Company pursuant to this Warrant in confidence in accordance with the applicable provisions of the Loan Agreement (regardless of whether the Loan Agreement shall then be in effect).

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SECTION 6.             MISCELLANEOUS.

6.1.              Term; Automatic Cashless Exercise Upon Expiration.

(a)                 Term. Subject to the provisions of Section 2.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the expiration date set forth on Schedule I hereto (the “Expiration Date”) and shall be void thereafter; provided that if the Company does not deliver to Holder written confirmation of the fair market value of a Share pursuant to Section 6.1(b) below, then the Expiration Date shall automatically be extended until the earlier to occur of (i) such date as the Company delivers such written confirmation and (ii) one (1) year after the Expiration Date.

(b)                Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share as determined in accordance with Section 2.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 2.2 above as to all Shares for which it shall not previously have been exercised, and the Company shall, within a reasonable time following Holder’s written request, deliver a certificate (or, in the case of uncertificated securities, provide notice of book entry) representing the Shares issued to Holder upon such exercise. If shares of the Company’s common stock are not then traded in a Trading Market, the Company shall deliver to Holder, prior to the Expiration Date, written confirmation of the fair market value of a Share (as determined pursuant to Section 2.3 above) to be used in determining whether this Warrant shall automatically exercise on the Expiration Date pursuant to this Section 6.1(b).

6.2.              Legends. Each certificate or notice of book entry evidencing Shares shall be imprinted with a legend in substantially the following form (together with such additional legends as may be required by the Charter Documents or under any stockholder agreement (to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 above)):

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO SVB Innovation Credit Fund VIII, L.P. DATED _______________, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

6.3.              Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise hereof may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder; provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.

6.4.              Transfer Procedure. Subject to the provisions of Section 6.3 and upon providing the Company with written notice, Holder and any subsequent Holder may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant to any transferee; provided that in connection with any such transfer, Holder or any subsequent Holder will give the Company notice of the portion of the Warrant and/or Shares being transferred with the name, address and taxpayer identification number of the transferee, and Holder will surrender this Warrant, or the certificates or other evidence of such Shares or other securities, to the Company for reissuance to the transferee(s) (and to Holder if applicable); and provided further, that any such subsequent transferee shall make substantially the representations set forth in Section 5.1 above and shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant; and provided further, that the transfer of any Shares issued on exercise hereof shall be subject to the provisions of the stockholder agreements to the extent Holder is then a party thereto or otherwise subject thereto in accordance with the provisions of Section 5.4 above.

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6.5.              Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 6.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Innovation Credit Fund VIII, L.P.
c/o SVB Capital
2770 Sand Hill Road
Menlo Park, CA 94025
Attn: SVB Capital Finance and Operations
Email: svbcapitalcredit@svbank.com; and SVBCapCreditFinance@svb.com

All notices to the Company shall be addressed as follows until Holder receives notice of a change in address:

__________________________
Attn: Chief Financial Officer
__________________________
Telephone: _________________
Email: ____________________

With a copy (which shall not constitute notice) to:

__________________________
Attn: ______________________
__________________________
Telephone: _________________
Email: _____________________

6.6.              Amendment and Waiver. Notwithstanding any contrary provision herein or in the Loan Agreement, this Warrant may be amended and any provision hereof waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by Holder and any party against which enforcement of such amendment or waiver is sought.

6.7.              Counterparts; Electronic Signatures; Status as Certificated Security. This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument. The Company, Holder and any other party hereto may execute this Warrant by electronic means and each party hereto recognizes and accepts the use of electronic signatures, including any Electronic Signature as defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands (the “Cayman Islands Electronic Signature Law”), and the keeping of records in electronic form, including any Electronic Record, as defined in Cayman Islands Electronic Signature Law, by any other party hereto in connection with the execution and storage hereof. To the extent that this Warrant or any agreement subject to the terms hereof or any amendment hereto is executed, recorded or delivered electronically, it shall be binding to the same extent as though it had been executed on paper with an original ink signature, as provided under applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Cayman Islands Electronic Signature Law; provided that Sections 8 and 19(3) of the Cayman Islands Electronic Signature Law shall not apply to this Warrant or the execution or delivery hereof. The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the transfer by any Holder of this Warrant pursuant to Section 6.4 or the enforcement of the terms hereof. To the extent that the original of this Warrant is an electronic original, this Warrant, and any copies hereof, shall NOT be deemed to be a “certificated security” within the meaning of Section 8102(a)(4) of the California Commercial Code. Physical possession of the original of this Warrant or any paper copy thereof shall confer no special status to the bearer thereof.

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6.8.              Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

6.9.              Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which banks in California are closed.

SECTION 7.             GOVERNING LAW, VENUE AND JURY TRIAL WAIVER; JUDICIAL REFERENCE.

7.1.              Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

7.2.              Jurisdiction and Venue. The Company and Holder each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Warrant shall be deemed to operate to preclude Holder from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of Holder. Each of the Company and Holder expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of the Company and Holder hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of the Company and Holder hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Company or Holder, as applicable, in accordance with Section 6.5 of this Warrant and that service so made shall be deemed completed upon the earlier to occur of the Company’s actual receipt thereof of three (3) days after deposit in the U.S. mails, proper postage prepaid.

7.3.              Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT, THE LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES’ AGREEMENT TO THIS WARRANT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

7.4.              Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the waiver of the right to a trial by jury in Section 7.3 above is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this Section 7.4 shall limit the right of any party at any time to exercise self-help remedies or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this Section 7.4.

7.5.              Survival. This Section 7 shall survive the termination of this Warrant.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

LANTRONIX, INC.

By: _______________________________________

Name: _____________________________________

Title: ______________________________________

HOLDER:

SVB Innovation Credit Fund VIII, L.P.

By: _______________________________________

Name: _____________________________________

Title: ______________________________________

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APPENDIX 1

Form of Notice of Exercise of Warrant

1.                   The undersigned Holder hereby exercises its right to purchase ___________ shares of the Common Stock of __________________ (the “Company”) in accordance with the attached Warrant to Purchase Stock, and tenders payment of the aggregate Exercise Price for such shares as follows:

[_] Check in the amount of $________ payable to order of the Company enclosed herewith

[_] Wire transfer of immediately available funds to the Company’s account

[_] Cashless exercise pursuant to Section 2.2 of the Warrant, resulting in the issuance of __________________ shares of the Common Stock of the Company

[_] Other [Describe] __________________________________________

2.                   Please issue a certificate or certificates (or evidence of book entry) representing the Shares in the name specified below:

___________________________________________

Holder’s Name

___________________________________________

___________________________________________

(Address)

3.                   By its execution below and for the benefit of the Company, Holder hereby makes each of the representations and warranties set forth in Section 5.1 of the Warrant To Purchase Stock as of the date hereof.

HOLDER:

By:__________________________________________________________
Name: _______________________________________________________
Title: ________________________________________________________
(Date): _______________________________________________________

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